Exhibit (a)(15)
                            SCUDDER INVESTMENT TRUST

                             Redesignation of Series


The undersigned, being at least a majority of the duly elected and qualified Trustees of Scudder Investment Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.11 of the Amended and Restated Declaration of Trust dated November 3, 1987, as amended (the "Declaration of Trust"), of the Trust, do hereby amend the Establishment and Designation of Additional Series of Shares of Beneficial Interest filed with the Secretary of the Commonwealth of Massachusetts, as follows:

     1. The Fund presently designated as Scudder Quality Growth Fund is hereby redesignated Scudder Large Company Growth Fund, and all other terms and conditions of the Establishment and Designation of Series dated March 6, 1991 remain in effect.

The foregoing Redesignation of Series shall be effective upon appropriate disclosure in the Trust's effective registration statement under the Securities Act of 1933, or supplement thereto.


Dated:  December 10, 1996





/s/Henry P. Becton, Jr.                                        /s/Juris Padegs
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Henry P. Becton, Jr.                                           Juris Padegs



/s/Dudley H. Ladd                                              /s/Daniel Pierce
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Dudley H. Ladd                                                 Daniel Pierce



/s/George M. Lovejoy, Jr.                                      /s/Jean C. Tempel
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George M. Lovejoy, Jr.                                         Jean C. Tempel


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Wesley W. Marple, Jr.